Exhibit 10.35
Ref. No. 2003-015-01

ADDENDUM NO. 1
ATTACHED TO AND FORMING A PART OF
THE REINSURANCE AGREEMENT

(hereinafter referred to as “Agreement”)

between

SAFETY INSURANCE COMPANY
SAFETY INDEMNITY INSURANCE COMPANY

(hereinafter referred to as the “Company”)

and

THE HARTFORD STEAM BOILER INSPECTION AND INSURANCE COMPANY
(hereinafter referred to as the “Reinsurer”)

IT IS UNDERSTOOD AND AGREED that, effective April     , 2006, the following amendments are made to the Agreement to which this Addendum attaches:

Article 4, Forms, Rates and Rules, is hereby amended to read as follows:

“ARTICLE 4 - FORMS, RATES AND RULES

Reinsurance will be provided only in accordance with forms, rates and rules mutually acceptable to the Company and the Reinsurer. As respects Businessowners and Commercial Package policies, the agreed forms shall be those set forth in the Agreement, and the rates and rules shall be those set forth in the “Binding Authority and Preferred Guidelines” effective 1/20/03 on file with the Reinsurer. The “Binding Authority and Preferred Guidelines” may be amended from time to time, as mutually agreed to by the Company and the Reinsurer.”

2.                          Paragraph C., of Article 5, Definitions, is hereby deleted.

3.                          Paragraphs B., C. and D. of Article 7, Other Provisions, are hereby deleted.

4.                          Article 11, Reinsurance Premium, is hereby amended to read as follows:

“ARTICLE 11 - REINSURANCE PREMIUM

A.                     For Businessowners policies attaching on or after April 1, 2006, the Company shall pay to the Reinsurer 4.05% of the Company’s Net Premiums Written. The term “Net Premiums Written” as used herein means the Businessowners gross package premiums, plus additional premiums less cancellations and return premiums.

B.                       For Commercial Package policies attaching on or after April 1, 2006, the Company shall pay to the Reinsurer 6.94% of the Company’s Net Premiums Written. The term “Net Premiums Written” as used herein means the Commercial Package gross property policy premiums, plus additional premiums less cancellations and return premiums.

Ref. No. 2003-015-01

C.                       In the event Special Acceptances are covered hereunder as set forth in Article 16, Special Acceptances, the Company shall pay to the Reinsurer the reinsurance premium agreed upon for said Special Acceptances.”

5.                          Article 12, Ceding Commission, is hereby deleted.

6.                          Paragraph A. of Article 13, Reports and Remittances, is hereby amended to read as follows:

“A.               Within 30 days after the close of each month, the Company shall report to the Reinsurer the Net Premiums Written during that month and the Reinsurance Premium as calculated in accordance with Article 11. Payment will be immediately due and payable by the debtor party.”

7.                          “Exhibit - Referral Guidelines” attached to the Agreement is hereby deleted.

All other terms and conditions of the Agreement to which this Addendum attaches are unchanged and apply with full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed, in duplicate, in Boston, Massachusetts, this 10 day of August, 2006.

SAFETY INSURANCE COMPANY SAFETY INDEMNITY INSURANCE COMPANY

By:	/s/ Illegible

Attest:	/s/ Illegible

and in Hartford, Connecticut, this 10 day of August, 2006.

THE HARTFORD STEAM BOILER INSPECTION AND INSURANCE COMPANY

By:	/s/ Michael A. Petruzzello
Michael A. Petruzzello, Executive Vice President and Chief Underwriting Officer

By:	/s/ Jeffrey P. Watt
Jeffrey P. Watt, Senior Vice President